AMENDMENT NO. 1

This AMENDMENT No. 1 (this "Amendment"), dated as of June 8, 2001, to the pooling and servicing agreement identified on Schedule A hereto (the "Agreement"), is hereby executed by and among STRUCTURED ASSET SECURITIES CORPORATION, as depositor under the Agreement (the "Depositor"), LASALLE BANK NATIONAL ASSOCIATION, as trustee under the Agreement (the "Trustee"), ABN AMRO Bank N.V., as fiscal agent under the Agreement (the "Fiscal Agent"), FIRST UNION NATIONAL BANK, as master servicer under the Agreement (the "Master Servicer"), and LENNAR PARTNERS, INC., as special servicer under the Agreement (the "Special Servicer").

WHEREAS, a series of commercial mortgage pass-through certificates was issued under the Agreement (all such commercial mortgage pass-through certificates issued under the Agreement, collectively, the "Certificates");

WHEREAS, the Depositor desires to amend Sections 6.1 l(b) and 6.11A(b) of the Agreement to provide that, the right of the Controlling Class Representative to advise and direct the Special Servicer with respect to the servicing actions specified in Section 6.11(a) of the Agreement with respect to the Gallery at Harborplace Mortgage Loan and the Gallery at Harborplace Companion Loan, will be superseded by the right of the Companion Loan Noteholder for the Gallery at Harborplace Companion Loan to similarly advise and direct the Special Servicer for so long as the unpaid principal amount of the Gallery at Harborplace Companion Loan (net of any existing related Appraisal Reduction Amount) is equal to or greater than 35% (as opposed to 50%, which is currently provided in the Agreement) of the original unpaid principal amount of the Gallery at Harborplace Companion Loan;

WHEREAS, pursuant to Section 11.01(a) thereof, the Agreement may be amended from time to time by mutual agreement of the parties thereto, without the consent of any of the holders of the Certificates, in order to, among other things, modify or delete any existing provisions therein, provided that the subject amendment does not adversely affect in any material respect the interests of any Certificateholder or Companion Loan Noteholder (as evidenced by either an opinion of counsel to that effect or, in the case of a class of Certificates to which a rating has been assigned by one or more of the applicable Rating Agencies, written confirmation from each such Rating Agency to the effect that the subject amendment shall not result in a qualification, downgrade or withdrawal of any rating then assigned by it to such class of Certificates), and provided, further, that the related Trustee has received any and all other opinions, certifications and other documents required under such Agreement to be delivered in connection with the subject amendment; and

WHEREAS, the Depositor, the Trustee, the Fiscal Agent, the Master Servicer and the Special Servicer are all the parties to the Agreement and they desire to amend the Agreement as provided herein;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Effectiveness of this Amendment. This Amendment will be effective as of the date (the "Effective Date") on which the last of the following events occurs: (i) this Amendment shall have been executed and delivered by the Depositor, the Trustee, the

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Fiscal Agent, the Master Servicer and the Special Servicer; (ii) the Trustee shall have received written confirmation from each applicable Rating Agency that this Amendment will not result in a qualification, downgrade or withdrawal of any of the ratings assigned by that Rating Agency to the Certificates; (iii) the Trustee shall have received an opinion of counsel reasonably acceptable to the Trustee to the effect that this Amendment will not adversely affect in any material respect any holders of the unrated Certificates and any Companion Loan Noteholder; and (iv) the Trustee shall have received an opinion of counsel that satisfies the requirements of Section 11.01 c of the Agreement.

SECTION 2. Relation to the A reement. Upon its becoming effective in accordance with Section 1 hereof, this Amendment will constitute an integral part of the Agreement.

SECTION 3. Definitions. For all purposes of this Amendment, all capitalized terms used herein without definition shall have the respective meanings set forth or referred to in the Agreement.

SECTION 4. Amendment. As of the Effective Date, the Agreement shall be amended as follows:

(a) The sole sentence constituting the last paragraph of Section 6.11 (b) of the Agreement is hereby amended by inserting the words "(or, in the case of the Gallery at Harborplace Companion Loan, 35%)" immediately following the word "50%".

(b) The sole sentence constituting the last paragraph of Section 6.11A(b) of the Agreement is hereby amended by inserting the words(or, in the case of the Gallery at Harborplace Companion Loan, 35 percent) immediately following the word 50 percent.

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SECTION 5. Reference to and Effect in the Asreement. As of the Effective Date, all references in the Agreement to itself shall be deemed to refer to the Agreement as amended and supplemented by this Amendment. Except as otherwise specified in this Amendment, the Agreement shall remain in all respects unchanged and in full force and effect.

SECTION 6. Execution in Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 7. Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Amendment shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Amendment and the Agreement and shall in no way affect the validity or enforceability of the other provisions of this Amendment, the Agreement or the Certificates or the rights of the holders and beneficial owners of the Certificates.

SECTION 8. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES), AND THE

OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERAUNTED IN ACCORDANCE WITH SUCH LAWS.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers, as of the date first above written.

STRUCTURED ASSET SECURITIES

CORPORATION

Depositor

Name.

Precilla G. Tomes

Title: Vice President

LASALLE BANK NATIONAL ASSOCIATION

Trustee

By:

ABN AMRO BANK N.V.

Fiscal Agent

By:

By:

FIRST UNION NATIONAL BANK

Master Servicer

By:

LENNAR PARTNERS, INC.

Special Servicer

By:

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers, as of the date first above written.

STRUCTURED ASSET SECURITIES

CORPORATION

Depositor

By:

Name:

Title:

LASALLE BANK NATIONAL ASSOCIATION

Trustee

BY:

Name:

Title: THOMAS A. BAUMGART

ASSISTANT VICE PRESIDENT

ABN AMRO BANK N.V.

Fiscal Agent

By:

Michael B.. Evans

Title: Name: Senior Vice President

By:

Name:

Title: Cynthia Reis

First Vice President

FIRST UNION NATIONAL BANK

Master Servicer

By.

Name: Lisa K. Taylor

Vice President

LENNAR PARTNERS, INC.

Special Servicer

By:

Name: Ronald E. Schrager

Title: Vice President

EXIMIT A

The Agreement

1. Pooling and Servicing Agreement dated as of December 11, 2000, between Structured

Asset Securities Corporation as depositor, First Union National Bank as master servicer,

Lennar Partners, Inc. as special servicer, LaSalle Bank National Association as trustee,

and ABN AMRO Bank N.V. as fiscal agent, relating to LB-UBS Commercial Mortgage

Trust 2000-C5, Commercial Mortgage Pass-Through Certificates, Series 2000-C5.

A-1-1

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